Exhibit 99.4

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our consolidated financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and related notes included in “Exhibit 99.6—Item 8—Financial Statements and Supplementary Data.”

Cautionary note regarding forward-looking statements

This Current Report contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by words such as “expects,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for our future business and financial performance. Forward-looking statements are based on management’s current expectations and assumptions, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may differ materially due to global political, economic, business, competitive, market, regulatory and other factors, including the items identified above under “Exhibit 99.2—Item 1A—Risk Factors.”

We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Overview

Our business

We are one of a number of subsidiaries of Genworth, a leading financial security company in the U.S., with an expanding international presence. We have two operating segments: (1) Protection and (2) Retirement Income and Institutional.

•	Protection. We offer customers life insurance, including term and universal life, and accident and health insurance, including Medicare supplement insurance.

•

Retirement Income and Institutional. We offer customers a variety of wealth accumulation, income distribution, and institutional investment products. Retail products include: individual fixed and variable annuities; group variable annuities offered through retirement plans; single premium immediate annuities; and variable life insurance. Institutional products include: guaranteed investment contracts (“GICs”), funding agreements and funding agreements backing notes (“FABNs”).

We also have Corporate and Other activities which consist primarily of unallocated net investment gains (losses), corporate income, expenses and income taxes.

Revenues and expenses

Our revenues consist primarily of the following:

•	Protection. The revenues in our Protection segment consist primarily of:

•	net premiums earned on individual life and Medicare supplement insurance policies;

•	net investment income and net investment gains (losses) allocated to this segment; and

•	policy fees and other income, including fees for mortality and surrender charges primarily from universal life insurance policies, and other administrative charges.

•	Retirement Income and Institutional. The revenues in our Retirement Income and Institutional segment consist primarily of:

•	net investment income and net investment gains (losses) allocated to this segment; and

•	policy fees and other income, including surrender charges and mortality and expense charges.

•	Corporate and Other. The revenues in Corporate and Other consist primarily of unallocated net investment income and net investment gains (losses).

In 2006, we began to allocate net investment gains (losses) from Corporate and Other to our Protection and Retirement Income and Institutional segments using an approach based principally upon the investment portfolio established to support each of those segments’ products and targeted capital levels.

Prior to 2006, all net investment gains (losses) were recorded in Corporate and Other and were not reflected in the results of any of our other segments.

Our expenses consist primarily of the following:

•	benefits provided to policyholders and contractholders and changes in reserves;

•	interest credited on general account balances;

•

acquisition and operating expenses, including commissions, marketing expenses, policy and contract servicing costs, overhead and other general expenses that are not capitalized (shown net of deferrals);

•	amortization of deferred policy acquisition costs and other intangible assets; and

•	income taxes.

We allocate corporate expenses to each of our operating segments based on the amount of capital allocated to that segment.

Business trends and conditions

In recent years, our business has been, and we expect will continue to be, influenced by a number of industry-wide and product-specific trends and conditions. For a discussion of the market and economic environment, see “Exhibit 99.1—Item 1—Business—Market Environment and Opportunities.”

General conditions and trends affecting our businesses

Interest rate fluctuations. Fluctuations in market interest rates and the related yield curve may have a significant effect on our sales of insurance and investment products and our margins on these products. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control.

In our Protection and Retirement Income and Institutional segments, low market interest rates may reduce the spreads between the amounts we credit to policyholders and contractholders and the yield we earn on the investments that support these obligations. In response to the unusually low interest rates that have prevailed during the last several years, we have reduced the guaranteed minimum crediting rates on newly issued fixed annuity contracts and have reduced crediting rates on in-force contracts where permitted to do so. These actions have helped mitigate the adverse impact of low interest rates on our spreads and profitability on these products. In addition, the recent inverting of the yield curve reduces the attractiveness of certain fixed annuity products relative to other short-term investment alternatives. A gradual increase in longer term interest rates, along with an upwardly sloping yield curve, generally will have a favorable effect on the profitability of these products. However, rapidly rising interest rates also could result in reduced persistency in our spread-based retail products as contractholders shift assets into higher yielding investments.

In our Protection segment, the pricing and expected future profitability of our term life insurance products are based in part on expected investment returns. Over time, term life insurance products generally produce positive cash flows as customers pay periodic premiums, which we invest as we receive them. Low interest rates may reduce our ability to achieve our targeted investment margins and may adversely affect the profitability of our term life insurance products. The impact of interest rate fluctuations on our universal life insurance products is similar to its impact on spread-based products in our Retirement Income and Institutional segment.

Investment portfolio. Our current investment strategy is to optimize investment income without relying on realized investment gains. Our overall investment yield increased from 4.4% for the year ended December 31, 2004 to 5.8% for the years ended December 31, 2005 and 2006. We seek to improve our investment yield by continuously evaluating our asset class mix, pursuing additional investment classes and accepting additional credit risk with higher returns when we believe that it is prudent to do so.

Credit default risk. As a result of the economic downturn in 2000 through 2002 and some high-profile corporate bankruptcies and scandals, the number of companies defaulting on their debt obligations increased dramatically in 2001 and 2002. These defaults and other declines in the value of some of our investments resulted in impairment charges. Credit defaults have decreased in recent years as the economy has improved. Charges associated with impairments of investments were $0.5 million, $27.9 million and $6.5 million for the years ended December 31, 2006, 2005 and 2004, respectively. A weakening in the economic recovery could lead to increased credit defaults.

Developments affecting our product lines

Life insurance. Results in our life insurance business are impacted by sales, mortality, persistency, investment yields, and statutory reserve requirements. Additionally, sales of our products are dependent on pricing and other competitive product features, distribution penetration, and customer service. Regulation XXX requires insurers to establish additional statutory reserves for term life insurance policies with long-term premium guarantees, which increases the capital required to write these products. For term life insurance, we have implemented capital management actions that improve our new business returns and have enabled us to decrease our premium rates. Several competitors have executed similar capital management actions and lowered their term prices accordingly, which has made the market more competitive and could affect our future sales levels.

In addition, Valuation of Life Insurance Policies Regulation, as clarified by Actuarial Guideline 38 (more commonly known as “Regulation AXXX”) requires insurers to establish additional statutory reserves for certain universal life policies with secondary guarantees. In 2006, we were the first company to issue non-recourse funding obligations to fund statutory reserves required by Regulation AXXX for certain blocks of our universal life business.

As previously noted, we have recently experienced heightened price competition in the term life marketplace and we have experienced a shifted focus by our distribution customers to universal life products. In response to this, we are broadly building our universal life capabilities and maintaining a disciplined approach to term life sales. Our future sales levels and returns on new business could be impacted by the increased competition and shift in distribution focus.

Retirement products. Retirement Income and Institutional segment results are affected by investment performance, interest rate levels, slope of the interest rate yield curve, net interest spreads, equity market fluctuations, mortality and the impact of new product sales and lapses. In addition, our competitive position within many of our distribution channels, as well as our ability to retain business, depends significantly upon product features, including current and minimum crediting rates on spread-based products relative to our competitors, surrender charge periods in fixed annuities as well as guaranteed features we offer in variable products. We continually evaluate our competitive position based upon each of those features, and we make adjustments as appropriate to meet our target return thresholds.

We continue to focus on our Income Distribution Series of variable annuity products and riders. We have witnessed a decline in defined benefit retirement plans in favor of defined contribution plans with more of the responsibility for retirement income planning falling on the individual. Additionally, U.S. savings rates are at historical lows. We believe these factors support demand for individual and group retirement income products that provide various forms of guaranteed benefits with the opportunity to realize upside market performance. Our Income Distribution Series provides the contractholder with the ability to receive a guaranteed minimum income stream that they cannot outlive, along with an opportunity to participate in market appreciation. However, through various techniques, these products are designed to reduce some of our risks that generally accompany traditional products with guaranteed living benefits. We are targeting indivuduals who are focused on building a personal portable retirement plan or are moving from the accumulation to the distribution phase of their retirement planning.

Critical accounting policies

The accounting policies discussed in this section are those that we consider to be particularly critical to an understanding of our consolidated financial statements because their application places the most significant demands on our ability to judge the effect of inherently uncertain matters on our financial results. For all of these policies, we caution that future events rarely develop exactly as forecast, and our management’s best estimates may require adjustment.

Valuation of investment securities. We obtain values for actively traded securities from external pricing services. For infrequently traded securities, we obtain quotes from brokers or we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values. We regularly review investment securities for impairment in accordance with our impairment policy, which includes both quantitative and qualitative criteria. Quantitative criteria include length of time and amount that each security position is in an unrealized loss position, and for fixed maturities, whether the issuer is in compliance with terms and covenants of the security. Qualitative criteria include the financial strength and specific prospects for the issuer as well as our intent to hold the security until recovery. Our impairment reviews involve our finance, risk and asset management teams, as well as the portfolio management and research capabilities of GE Asset Management Incorporated (“GEAM”), an affiliate of GE, and other third-party managers, as required. We actively perform comprehensive market research, monitor market conditions and segment our investments by credit risk in order to minimize impairment risks.

Deferred acquisition costs. DAC represents costs which vary with and are primarily related to the sale and issuance of our insurance policies and investment contracts that are deferred and amortized over the estimated life of the related insurance policies. These costs include commissions in excess of ultimate renewal commissions, solicitation and printing costs, sales material and some support costs, such as underwriting and contract and policy issuance expenses. DAC is subsequently amortized to expense, over the lives of the underlying policies contracts, in relation to the anticipated recognition of premiums or gross profits.

The amortization of DAC for traditional long-duration insurance products (including life-contingent structured settlements and immediate annuities) is determined as a level proportion of premium based on commonly accepted actuarial methods and reasonable assumptions, established when the contract or policy is issued, about mortality, morbidity, lapse rates, expenses, and future yield on related investments. U.S. GAAP requires that assumptions for these types of products not be modified (or unlocked) unless recoverability testing deems them to be inadequate or a re-pricing event occurs. Amortization is adjusted each period to reflect policy lapse or termination rates as compared to anticipated experience. Accordingly, we could experience accelerated amortization of DAC if policies terminate earlier than originally assumed.

Amortization of DAC for annuity contracts without significant mortality risk and investment and universal life products is based on expected gross profits. Expected gross profits are adjusted quarterly to reflect actual experience to-date or for the unlocking of key assumptions based on experience studies such as mortality, withdrawal or lapse rates, investment margin or maintenance expenses. The estimation of expected gross profits is subject to change given the inherent uncertainty as to the underlying key assumptions employed and the long duration of our policy or contract liabilities. Changes in expected gross profits reflecting the unlocking of key assumptions could result in a material increase or decrease in the amortization of DAC depending on the magnitude of the change in underlying assumptions. Significant factors that could result in a material increase or decrease in DAC amortization for these products include material changes in withdrawal or lapse rates, investment spreads or mortality assumptions. For the years ended December 31, 2006, 2005 and 2004, key assumptions were unlocked in our Protection and Retirement Income and Institutional segments to reflect our current expectation of future investment spreads and mortality. The resulting increase (decrease) on amortization of DAC related to unlocking of key assumptions was not material for the years ended December 31, 2006, 2005 and 2004.

The DAC amortization methodology for our variable products (variable annuities and variable universal life insurance) includes a long-term equity market average appreciation assumption of 8.5%. When actual returns vary from the expected 8.5% we assume a reversion to this mean over a 3- to 5-year period, subject to the imposition of ceilings and floors. The assumed returns over this reversion period are limited to the 85th percentile of historical market performance. Variation in equity market returns that could be considered reasonably likely would not have a material effect on the amortization of DAC.

We regularly review DAC to determine if it is recoverable from future income. For deposit products, if the current present value of estimated future gross profits is less than the unamortized DAC for a line of business, a charge to income is recorded for additional DAC amortization or for increased benefit reserves. For other products, if the benefit reserves plus anticipated future premiums and interest income for a line of business are less than the current estimate of future benefits and expenses (including any unamortized DAC), a charge to income is recorded for additional DAC amortization or for increased benefit reserves.

As of December 31, 2006, we believe all of our businesses have sufficient future income, where the related DAC would be recoverable under adverse variations in morbidity, mortality, withdrawal or lapse rate, maintenance expense or interest rates that could be considered reasonably likely to occur. For the years ended December 31, 2006, 2005 and 2004, there were no significant charges to income as a result of our DAC recoverability testing.

Present value of future profits. In conjunction with the acquisition of a block of insurance policies or investment contracts, a portion of the purchase price is assigned to the right to receive future gross profits arising from existing insurance and investment contracts. This intangible asset, called PVFP, represents the actuarially estimated present value of future cash flows from the acquired policies. PVFP is amortized, net of accreted interest, in a manner similar to the amortization of DAC.

We regularly review our assumptions and periodically test PVFP for recoverability in a manner similar to our treatment of DAC.

As of December 31, 2006, we believe all of our businesses have sufficient future income, where the related PVFP would be recoverable under adverse variations in morbidity, mortality, withdrawal or lapse rate, maintenance expense or interest rates that could be considered reasonably likely to occur. For the years ended December 31, 2006, 2005 and 2004, there were no significant charges to income as a result of our PVFP recoverability testing.

Valuation of goodwill. Goodwill represents the excess of the amount paid to acquire a business over the fair value of its net assets at the date of acquisition. Subsequent to acquisition, goodwill could become impaired if the fair value of a reporting unit as a whole were to decline below the value of its individual identifiable assets and liabilities. This may occur for various reasons, including changes in actual or expected income or cash flows of a reporting unit, generation of income by a reporting unit at a lower rate of return than similar businesses or declines in market prices for publicly traded businesses similar to our reporting unit.

Under U.S. GAAP, we test the carrying value of goodwill for impairment annually at the “reporting unit” level, which is either an operating segment or a business one level below the operating segment. Under certain circumstances, interim impairment tests may be required if events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value.

The initial recognition of goodwill and subsequent testing for impairment require management to make assumptions concerning how the reporting unit will perform in the future. These assumptions are based on our historical experience and our expectations of future performance. Our estimates are subject to change given the inherent uncertainty in predicting future performance and cash flows, which are impacted by such as things as policyholder behavior, competitor pricing, new product introductions and specific industry and market conditions.

For the year ended December 31, 2006, there was no charge to income as a result of our goodwill impairment testing. For the years ended December 31, 2005 and 2004, we recorded charges to income of $57.5 million and $59.8 million, respectively, as a result of our goodwill impairment testing.

Insurance liabilities and reserves. We calculate and maintain reserves for the estimated future payment of claims to our policyholders and contractholders based on actuarial assumptions and in accordance with industry practice and U.S. GAAP. Many factors can affect these reserves, including economic and social conditions, inflation, healthcare costs, changes in doctrines of legal liability and damage awards in litigation. Therefore, the reserves we establish are necessarily based on estimates, assumptions and our analysis of historical experience. Our results depend significantly upon the extent to which our actual claims experience is consistent with the assumptions we used in determining our reserves and pricing our products. Our reserve assumptions and estimates require significant judgment and, therefore, are inherently uncertain. We cannot determine with precision the ultimate amounts that we will pay for actual claims or the timing of those payments.

Insurance reserves differ for long- and short-duration insurance policies and annuity contracts. Measurement of long-duration insurance reserves is based on approved actuarial methods, but necessarily includes assumptions about expenses, mortality, morbidity, lapse rates and future yield on related investments. Short-duration contracts are accounted for based on actuarial estimates of the amount of loss inherent in that period’s claims, including losses incurred for which claims have not been reported. Short-duration contract loss estimates rely on actuarial observations of ultimate loss experience for similar historical events.

Derivatives. We enter into freestanding derivative transactions primarily to manage the risk associated with variability in cash flows or changes in fair values related to our financial assets and liabilities. We also purchase investment securities, issue certain insurance policies and engage in certain reinsurance contracts that have embedded derivatives. The associated financial statement risk is the volatility in net income which can result from (1) changes in fair value of derivatives not qualifying as accounting hedges; (2) ineffectiveness of designated hedges; and (3) counterparty default. Accounting for derivatives is complex, as evidenced by significant authoritative interpretations of the primary accounting standards which continue to evolve, as well as the significant judgments and estimates involved in determining fair value in the absence of quoted market values. These estimates are based on valuation methodologies and assumptions deemed appropriate in the circumstances. Such assumptions include estimated volatility and interest rates used in the determination of fair value where quoted market values are not available. The use of different assumptions may have a material effect on the estimated fair value amounts.

Valuation of deferred tax assets. Deferred tax assets represent the tax benefit of future deductible temporary differences and operating loss and tax credit carryforwards. Deferred tax assets are measured using the enacted tax rates expected to be in effect when such benefits are realized. Under U.S. GAAP, we test the value of deferred tax assets for impairment on a quarterly basis at the taxpaying component level of our Company within each tax jurisdiction, consistent with our filed tax returns. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion, or all, of the deferred tax assets will not be realized. In determining the need for a valuation allowance we consider carryback capacity, reversal of existing temporary differences, future taxable income, and tax planning strategies. The determination of the valuation allowance for our deferred tax assets requires management to make certain judgments and assumptions regarding future operations that are based on our historical experience and our expectations of future performance. Our judgments and assumptions are subject to change given the inherent uncertainty in predicting future performance, which is impacted by such things as policyholder behavior, competitor pricing, new product introductions, and specific industry and market conditions.

Contingent liabilities. A liability is contingent if the amount is not presently known, but may become known in the future as a result of the occurrence of some uncertain future event. We estimate our contingent liabilities based on management’s estimates about the probability of outcomes and their ability to estimate the range of exposure. Accounting standards require that a liability be recorded if management determines that it is probable that a loss has occurred and the loss can be reasonably estimated. In addition, it must be probable that the loss will be confirmed by some future event. As part of the estimation process, management is required to make assumptions about matters that are by their nature highly uncertain.

The assessment of contingent liabilities, including legal and income tax contingencies, involves the use of critical estimates, assumptions and judgments. Management’s estimates are based on their belief that future events will validate the current assumptions regarding the ultimate outcome of these exposures. However, there can be no assurance that future events, such as court decisions or Internal Revenue Service positions, will not differ from management’s assessments. Whenever practicable, management consults with third-party experts (including attorneys, accountants and claims administrators) to assist with the gathering and evaluation of information related to contingent liabilities. Based on internally and/or externally prepared evaluations, management makes a determination whether the potential exposure requires accrual in the consolidated financial statements.

Results of Operations

The following table sets forth our results of operations.

	Years ended December 31,			Increase (decrease) and percentage change
(Amounts in millions)	2006	2005	2004	2006 vs. 2005		2005 vs. 2004
Revenues:
Premiums	$1,132.3	$1,112.4	$1,152.1	$19.9	1.8%	$(39.7)	(3.4)%
Net investment income	1,116.9	1,018.6	964.1	98.3	9.7%	54.5	5.7%
Net investment gains (losses)	3.1	(9.7)	7.6	12.8	(132.0)%	(17.3)	NM (1)
Policy fees and other income	382.8	362.3	323.4	20.5	5.6%	38.9	12.0%

Total revenues	2,635.1	2,483.6	2,447.2	151.5	6.1%	36.4	1.5%

Benefits and expenses:
Benefits and other changes in policy reserves	1,101.9	1,145.1	1,185.5	(43.2)	(3.8)%	(40.4)	(3.4)%
Interest credited	496.7	456.0	487.0	40.7	8.9%	(31.0)	(6.4)%
Acquisition and operating expenses, net of deferrals	270.4	237.9	170.7	32.5	13.7%	67.2	39.4%
Amortization of deferred acquisition costs and intangibles	84.1	177.4	212.2	(93.3)	(52.6)%	(34.8)	(16.4)%
Interest expense	134.0	48.7	24.5	85.3	175.2%	24.2	98.8%

Total benefits and expenses	2,087.1	2,065.1	2,079.9	22.0	1.1%	(14.8)	(0.7)%

Income before income taxes and accounting change	548.0	418.5	367.3	129.5	30.9%	51.2	13.9%
Provision (benefit) for income taxes	188.4	147.9	(240.0)	40.5	27.4%	387.9	(161.6)%

Net income before cumulative effect of change in accounting principle	359.6	270.6	607.3	89.0	32.9%	(336.7)	(55.4)%
Cumulative effect of change in accounting principle, net of tax of $0.0 million	—	—	(0.1)	—	—%	0.1	(100.0)%

Net income	$359.6	$270.6	$607.2	$89.0	32.9%	$(336.6)	(55.4)%

(1)	Not meaningful

2006 vs. 2005

Net income. The increase in net income was primarily a result of a goodwill impairment charge of $57.5 million recorded in our Protection segment in 2005. The increase is also attributable to in-force growth in our term and universal life insurance and our variable annuity business.

Premiums. Premiums consist primarily of premiums earned on insurance products for individual life, Medicare supplement, single premium immediate annuities and structured settlements with life contingencies.

The increase in premiums was a result of an increase in our Protection segment of $96.8 million offset by a decrease in our Retirement Income and Institutional segment of $76.9 million. The increase in our Protection segment was primarily due to in-force growth from new policy issuances and renewals of policies of term life insurance. Our Retirement Income and Institutional segment decrease was attributable to a reduction in our life-contingent structured settlement annuities due to our continued pricing discipline in the current relatively low interest rate environment and our decision in the third quarter of 2006 to discontinue sales of this product.

Net investment income. Net investment income represents income earned on our investments. The increase was primarily result of an increase in average invested assets in our Retirement Income and Institutional segment due to higher sales of our FABNs. Additionally, average invested assets in our Protection segment increased as a result of an increase in assets purchased using proceeds from our issuance of non-recourse funding obligations supporting certain term and universal life insurance statutory reserves. These increases were partially offset by a decrease in average invested assets attributable to a $440.3 million dividend payment in December 2005.

Net investment gains (losses). Net investment gains (losses) consist of gross realized investment gains and gross realized investment (losses) on available-for-sale securities, including charges related to impairments, and investment gains (losses) resulting from non-qualifying derivative activity, including embedded derivatives, investment gains (losses) on derivatives and related hedged items in fair value hedge relationships and changes in fair value of our trading portfolio. In 2006, gross realized investment gains and (losses) on available-for-sale securities were $24.7 million and $(25.7) million, respectively. Realized losses for 2006 included $0.5 million in impairments. Investment gains (losses) included $(1.1) million related to our securities designated as trading, $6.2 million related to embedded derivatives and $(0.5) million related to non-qualifying derivatives for the year ended December 31, 2006. For 2005, gross realized gains and (losses) on available-for-sale securities were $33.7 million and $(15.5) million, respectively. Realized losses for 2005 included $27.9 million in impairments.

Policy fees and other income. Policy fees and other income consist primarily of cost of insurance and surrender charges assessed on universal life insurance policies, fees assessed against policyholder and contractholder account values and commission income. The increase in policy fees and other income was primarily attributable to an increase of $32.6 million in our Retirement Income and Institutional segment principally from the growth of our in-force block of variable annuity business. This increase was partially offset by a decrease in our Protection segment of $12.1 million largely driven by an adjustment in unearned revenue in our universal life business during 2006.

Benefits and other changes in policy reserves. Benefits and other changes in policy reserves consist primarily of benefits paid and reserve activity related to current claims and future policy benefits on insurance and investment products for life, Medicare supplement, structured settlements and single premium immediate annuities with life contingencies. The decrease was mainly a result of a $72.3 million decrease in our Retirement Income and Institutional segment attributable to a reduction in our life-contingent structured settlement annuities due to our continued pricing discipline in the current relatively low interest rate environment and our decision in the third quarter of 2006 to discontinue sales of this product. This was partially offset by an increase in our Protection segment of $29.1 million largely due to the growth of our in-force term and universal life in-force that was partially offset by continued favorable mortality in 2006.

Interest credited. Interest credited represents interest credited on behalf of policyholder and contractholder general account balances. The increase was primarily due to our Retirement Income and Institutional segment from the growth of our floating rate FABNs in 2006 offset by a decrease in our GICs and funding agreements as a result of a planned reduction in these products.

Acquisition and operating expenses, net of deferrals. Acquisition and operating expenses, net of deferrals, represent costs and expenses related to the acquisition and ongoing maintenance of insurance and investment contracts, including commissions, policy issuance expenses and other underwriting and general operating costs. These costs and expenses are net of amounts that are capitalized and deferred, which are primarily costs and expenses that vary with and are primarily related to the sale and issuance of our insurance policies and investment contracts, such as first-year commissions in excess of ultimate renewal commissions and other policy issuance expenses. The increase was principally the result of an increase in our Protection segment of $42.1 million from growth in our in-force term and universal life insurance. Our Retirement Income and Institutional segment increased $4.6 million mainly due to growth in our in-force block of variable annuity business. These increases were partially offset by a reduction in legal expenses in Corporate and Other as a result of settlements recorded in 2005 that did not recur in 2006.

Amortization of deferred acquisition costs and intangibles. Amortization of deferred acquisition costs and intangibles consists primarily of the amortization of acquisition costs that are capitalized, PVFP and goodwill impairments. The decrease was principally attributable to our Protection segment as a result of a goodwill impairment charge of $57.5 million that was recorded in 2005. There was also a decrease in our universal life business related to an unearned revenue adjustment and revisions to estimated gross profit assumptions.

Interest expense. Interest expense increased primarily as a result of the issuances of additional non-recourse funding obligations and an increase in average variable rates paid on those obligations.

Provision (benefit) for income taxes. The effective tax rate decreased to 34.4% for the year ended December 31, 2006 from 35.3% for the year ended December 31, 2005. The decrease in the effective rate was due primarily to the impact of the write off of goodwill in 2005 offset by a decrease in the dividends received deduction.

2005 vs. 2004

Net income. The decrease in net income is primarily due to an increase in taxes of $387.9 million. In 2004, we entered into reinsurance transactions, in which we ceded to UFLIC substantially all of our in-force blocks of variable annuities and structured settlements. The reinsurance transactions with UFLIC were completed and accounted for at book value and were reported on our tax returns at fair value as determined for tax purposes, giving rise to a net reduction in current and deferred income tax liabilities and resulting in a net tax benefit for the year ended December 31, 2004.

Premiums. The decrease in premiums was a result of a decrease in our Retirement Income and Institutional segment of $127.6 million partially offset by an increase in our Protection segment of $87.9 million. The decrease in our Retirement Income and Institutional segment was principally attributable to lower sales in our life-contingent structured settlement and single premium immediate annuities due to our continued pricing discipline in a continued low long-term interest rate environment. The increase in our Protection segment was a result of the growth of our term life insurance in-force blocks.

Net investment income. The increase was primarily a result of an increase in the average invested assets for our universal life, term and annuity products. We also recorded an adjustment to our allowance for commercial mortgage loan losses from a change in the process for estimating credit losses and higher derivative income.

Net investment gains (losses). In 2005, gross realized investment gains and (losses) on available-for-sale securities were $33.7 million and $(15.5) million, respectively. Realized losses for 2005 included $27.9 million in impairments. For 2004, gross realized gains and (losses) on available-for-sale securities were $30.1 million and $(16.0) million, respectively. Realized losses for 2004 included $6.5 million in impairments.

Policy fees and other income. The increase in policy fees and other income was primarily attributable to an increase of $18.5 million in our Retirement Income and Institutional segment principally from the growth of our in-force block of variable annuity business. Our Protection segment also increased $20.4 million mainly as a result of growth in our universal life business.

Benefits and other changes in policy reserves. The decrease was primarily a result of a decrease of $97.1 million in our Retirement Income and Institutional segment due to lower life-contingent sales of our structured settlements and single premium immediate annuities. These decreases were partially offset by increases in Protection segment of $56.7 million attributable to growth of our term life in-force block and less favorable universal life mortality offset by more favorable term life mortality.

Interest credited. The decrease was primarily due to a decrease of $23.0 million in our Retirement Income and Institutional segment mainly attributable to our GICs and funding agreements as a result of a planned reduction in these products and a decrease in the sales of our deferred and immediate annuities. These decreases were partially offset by an increase in our floating rate FABNs. Our Protection segment also decreased $8.0 million due to runoff block of universal life business.

Acquisition and operating expenses, net of deferrals. Our Protection segment increased $49.9 million primarily due to higher non-deferrable acquisition costs related to the growth of new business sales in our term life and universal life business and our Retirement Income and Institutional segment increased $14.3 million related to the growth in our in-force block of variable annuity business. Additionally, there was an increase in Corporate and Other for legal expenses as a result of settlements reached in 2005.

Amortization of deferred acquisition costs and intangibles. Amortization of deferred acquisition costs and intangibles decreased $62.6 million in our Retirement Income and Institutional segment which was offset by an increase in our Protection segment of $27.8 million. The decrease in our Retirement Income and Institutional segment was principally attributable to a goodwill impairment charge of $59.8 million recorded in 2004 and lower amortization associated with runoff blocks of business. The increase in our Protection segment was due primarily to goodwill impairment charge of $57.5 million recorded in 2005 offset by lower amortization associated with our runoff blocks of business, reduced software amortization and less favorable mortality in our universal life business that contributed to lower amortization.

Interest expense. Interest expense increased primarily as a result of an increase in interest paid on non-recourse funding obligations related to our term life insurance capital management strategy.

Provision (benefit) for income taxes. Provision for income taxes increased $387.9 million to a provision of $147.9 million for the year ended December 31, 2005 from a benefit of $(240.0) million for the year ended December 31, 2004. The increase in the tax provision was primarily attributable to a tax benefit associated with the reinsurance transaction with UFLIC in 2004 partially offset by favorable current year examination developments benefiting the year ended December 31, 2005.

Investments

Investment results

The following table sets forth information about our investment income, excluding net investment gains (losses), for each component of our investment portfolio for the periods indicated:

	For the years ended December 31,
	2006		2005		2004
(Amounts in millions)	Yield	Amount	Yield	Amount	Yield	Amount
Fixed maturities—taxable	6.0%	$864.9	5.8%	$798.9	4.3%	$784.3
Fixed maturities—non-taxable	—%	—	—%	0.1	7.6%	0.1
Commercial mortgage loans	6.5%	184.0	6.7%	172.1	6.4%	160.4
Equity securities	3.3%	0.8	5.2%	1.5	3.2%	1.7
Other invested assets	3.8%	58.7	5.2%	35.2	2.5%	7.7
Policy loans	6.3%	30.1	6.3%	29.4	5.7%	26.0

Gross investment income before expenses and fees	5.9%	1,138.5	5.9%	1,037.2	4.5%	980.2
Expenses and fees		(21.6)		(18.6)		(16.1)

Net investment income	5.8%	$1,116.9	5.8%	$1,018.6	4.4%	$964.1

Yields for fixed maturities and equity securities are based on amortized cost and cost, respectively. Yields for securities lending activity, which is included in other invested assets, are calculated net of the corresponding securities lending liability. All other yields are based on average carrying values.

The increase in the investment yield for the year ended December 31, 2006 was primarily attributable to an increase in average invested assets and the investment yields in term life and FABNs. The increase in investment yield for the year ended December 31, 2005 was primarily attributable to an increase in average invested assets in term life and increased yields in immediate annuities and structured settlements.

The following table sets forth net investment gains (losses) for the years ended December 31:

(Amounts in millions)	2006	2005	2004
Available-for-sale securities:
Realized gains on sale	$24.7	$33.7	$30.1
Realized losses on sale	(25.7)	(15.5)	(16.0)
Impairments	(0.5)	(27.9)	(6.5)
Net unrealized gains (losses) on trading securities	(1.1)	—	—
Derivative instruments	5.7	—	—

Net investments gains (losses)	$3.1	$(9.7)	$7.6

Derivative instruments primarily consist of changes in fair value on the non-qualifying derivatives, including embedded derivatives, changes in fair value of certain derivatives and related hedged items in fair value hedge relationships and hedge ineffectiveness on qualifying derivative instruments. Effective April 1, 2006, we began classifying changes in fair value of these derivative items as net investment gains (losses). These items were previously included as a component of net investment income, interest credited and benefits and other changes in policy reserves. The amount of these derivative items in prior periods that were included in the aforementioned categories was not material.

For a discussion of the change in net investment gains (losses), see the comparison for this line item under “—Results of Operations.”

Commercial mortgage loans

The following table presents the activity in the allowance for losses during the years ended December 31:

(Amounts in millions)	2006	2005	2004
Balance as of January 1	$11.0	$15.9	$15.8
Provision	(5.7)	(2.3)	2.5
Amounts written off and reductions	—	(2.6)	(2.4)

Balance as of December 31	$5.3	$11.0	$15.9

During 2005, we refined our process for estimating credit losses in our commercial mortgage loan portfolio. As a result of this adjustment, we released $4.6 million of commercial mortgage loan reserves to net investment income in the fourth quarter of 2005. During 2006, we reduced our reserve for commercial loan losses from $11.0 million to $5.3 million reflecting continued strong credit performance in this portfolio.

Impairments of investment securities

We regularly review each investment security for impairment in accordance with our impairment policy, which includes both quantitative and qualitative criteria. Quantitative criteria include length of time and amount that each security position is in an unrealized loss position, and for fixed maturities, whether the issuer is in compliance with terms and covenants of the security. Our qualitative criteria include the financial strength and specific prospects for the issuer as well as our intent to hold the security until recovery. Our impairment reviews involve our finance, risk and asset management teams as well as the portfolio management and research capabilities of GEAM and other third-party asset managers, as required.

For fixed maturities, we recognize an impairment charge to income in the period in which we determine that we do not expect either to collect principal and interest in accordance with the contractual terms of the instruments or to recover based on underlying collateral values, considering events such as a payment default, bankruptcy or disclosure of fraud. For equity securities, we recognize an impairment charge in the period in which we determine that the security will not recover to book value within a reasonable period. We determine what constitutes a reasonable period on a security-by-security basis based upon consideration of all the evidence available to us, including the magnitude of an unrealized loss and its duration. In any event, this period does not exceed 18 months for common equity securities. We measure impairment charges based on the difference between the book value of the security and its fair value. Fair value is based on quoted market price, except for certain infrequently traded securities where we estimate values using internally developed pricing models. These models are based upon common valuation techniques and require us to make assumptions regarding credit quality, liquidity and other factors that affect estimated values.

For the years ended December 31, 2006, 2005 and 2004, we recognized impairment losses of $0.5 million, $27.9 million and $6.5 million, respectively. We generally intend to hold securities in unrealized loss positions until they recover. However, from time to time, we sell securities in the normal course of managing our portfolio to meet diversification, credit quality, yield and liquidity requirements.

The following table presents the gross unrealized losses and estimated fair values of our investment securities, aggregated by investment type and length of time that individual investment securities have been in a continuous unrealized loss position, as of December 31, 2006:

	Less Than 12 Months			12 Months or More
(Dollar amounts in millions)	Estimated fair value	Gross unrealized losses	# of securities	Estimated fair value	Gross unrealized losses	# of securities
Description of Securities
Fixed maturities:
U.S. government, agencies and government sponsored entities	$14.0	$(0.2)	4	$5.6	$(0.1)	5
Government—non U.S.	—	—	—	5.5	(0.1)	6
U.S. corporate	1,554.1	(24.3)	265	1,835.4	(67.0)	413
Corporate—non U.S.	335.9	(4.8)	70	521.3	(20.5)	102
Asset backed	558.3	(1.3)	98	714.4	(13.4)	73
Mortgage backed	536.9	(2.6)	107	821.7	(24.2)	203

Subtotal	2,999.2	(33.2)	544	3,903.9	(125.3)	802
Equity securities	—	—	—	1.9	(0.4)	9

Total temporarily impaired securities	$2,999.2	$(33.2)	544	$3,905.8	$(125.7)	811

% Below cost—fixed maturities:
<20% Below cost	$2,999.2	$(33.2)	544	$3,902.2	$(124.6)	800
20-50% Below cost	—	—	—	1.7	(0.7)	2
>50% Below cost	—	—	—	—	—	—

Total fixed maturities	2,999.2	(33.2)	544	3,903.9	(125.3)	802

% Below cost—equity maturities:
<20% Below cost	—	—	—	1.9	(0.2)	8
20-50% Below cost	—	—	—	—	—	—
>50% Below cost	—	—	—	—	(0.2)	1

Total equity maturities	—	—	—	1.9	(0.4)	9

Total temporarily impaired securities	$2,999.2	$(33.2)	544	$3,905.8	$(125.7)	811

Investment grade	$2,880.4	$(30.5)	505	$3,755.9	$(117.6)	749
Below investment grade	118.8	(2.7)	39	148.7	(7.9)	54
Not rated	—	—	—	1.2	(0.2)	8

Total temporarily impaired securities	$2,999.2	$(33.2)	544	$3,905.8	$(125.7)	811

The investment securities in an unrealized loss position as of December 31, 2006 consisted of 1,355 securities accounting for unrealized losses of $158.9 million. Of these unrealized losses, 93.2% were investment grade (rated AAA through BBB-) and 99.4% were less than 20% below cost. The amount of the unrealized loss on these securities was primarily attributable to increases in interest rates and changes in credit spreads.

For the fixed maturity securities in an unrealized loss position as of December 31, 2006, two securities were below cost 20% or more and below investment grade (rated BB+ and below) for twelve months or more with $0.7 million unrealized loss. For equity securities in an unrealized loss position as of December 31, 2006, one security was below cost 20% or more and below investment grade (rated BB+ and below) for twelve months or more with $0.2 million of unrealized loss.

Because we expect these investments to continue to perform as to their original contractual terms and we have the ability and intent to hold these investment securities until the recovery of the fair value up to the cost of the investments, which may be maturity, we do not consider these investments to be other-than-temporarily impaired at December 31, 2006.

Derivatives

The fair value of derivative instruments, including interest rate swaps, equity index options and financial futures, are based upon pricing valuation models which utilize independent third-party data as inputs. The following table sets forth our positions in derivative instruments and the estimated fair values as of the dates indicated:

	December 31,
	2006		2005
(Amounts in millions)	Notional value	Estimated fair value	Notional value	Estimated fair value
Interest rate swaps	$1,303.1	$7.4	$126.0	$(0.8)
Equity index options	271.9	16.4	31.0	2.5
Limited parental guarantee	250.0	15.1	—	—
Financial futures	18.5	—	8.8	0.1

Total	$1,843.5	$38.9	$165.8	$1.8

As of December 31, 2006 and 2005, the fair value of derivatives in a gain position and recorded in other invested assets was $45.3 million and $6.5 million, respectively, and the fair value of derivatives in a loss position and recorded in other liabilities was $6.4 million and $4.7 million, respectively.

The increase in the notional value of derivatives during 2006 was primarily a result of entering into interest rate swaps with notional value of $917.1 million to convert fixed rate liabilities into floating rate liabilities consistent with the overall asset-liability management for our FABN business. In addition, we entered into interest rate swaps with notional value of $211.5 million and equity index options with notional value of $240.9 million to improve asset-liability management for our variable annuity business during 2006. Genworth provided a limited parental guarantee to Rivermont I in 2006, which is accounted for as a derivative under SFAS No. 133 and carried at fair value.

Capital Resources

Consolidated Balance Sheet

Total Investments. Total investments increased $2,414.3 million, or 13.6%, to $20,142.5 million at December 31, 2006 from $17,728.2 million at December 31, 2005. The increase was attributable to a $2,275.0 million increase in investments supporting FABNs and $1,365.0 million related to issuances of our non-recourse funding obligations. The increases were partially offset by a decline in investments supporting GICs and funding agreement liabilities. GICs and funding agreement liabilities decreased by $789.5 million as a result of scheduled maturities and a planned reduction in these products. The decrease was also attributable to a $282.4 million decline in collateral held in other invested assets for securities lending.

Investment securities comprise mainly investment grade debt securities. Fixed maturities and equity securities were $15,998.5 million, including gross unrealized gains and (losses) of $229.1 million and $(158.9) million, respectively, at December 31, 2006 ($13,595.6 million, including gross unrealized gains and losses of $317.7 million and $(129.4) million, respectively, at December 31, 2005).

Reinsurance recoverable. Reinsurance recoverable decreased $800.2 million, or 7.9%, from $10,187.0 million as of December 31, 2005 to $9,386.8 million as December 31, 2006. The decrease was primarily due to the runoff of our ceded variable annuity and structured settlement blocks.

Separate account assets and liabilities. Separate account assets and liabilities represent funds held for the exclusive benefit of variable annuity and variable life contract holders. As of December 31, 2006, we held $10,383.4 million of separate account assets. The increase of $1,606.1 million, or 18.3%, from $8,777.3 million at December 31, 2005 was related primarily to the favorable market performance of the underlying securities and new deposits, which was partially offset by death, surrender and other benefits.

Future annuity and contract benefits. Future annuity and contract benefits increased $928.6 million, to $24,371.6 million at December 31, 2006 from $23,443.0 million at December 31, 2005. The increase was primarily attributable to a $2,272.5 million increase in our FABN business and an increase of $271.4 million in our term and UL insurance as result of growth. This increase was offset by a $744.8 million decline in GICs and funding agreements, which resulted from scheduled maturities and a planned reduction in these products, a $644.1 million decline in the general account portion of a reinsured block of variable annuity products, a $170.0 million decrease attributable to a runoff block of deferred annuities and a $52.0 million decrease attributable to the runoff of our structured settlement business.

Stockholders’ equity. Stockholders’ equity decreased $161.8 million to $4,443.7 million at December 31, 2006 from $4,605.5 million at December 31, 2005 due to dividends declared of $459.7 million, a decline in other comprehensive income (loss) of $59.7 million and redemption of preferred stock of $10.0 million. The decreases were offset by current year net income of $359.6 million and other transactions with stockholders of $8.0 million, which included $4.3 million for a deemed capital contribution related to taxes, of which $3.5 million related to the assumption of a liability for tax contingency reserves by our indirect parent, GNA Corporation (“GNA”). The contribution was offset by an increase in tax expense resulting in no net impact to total stockholders’ equity.

Liquidity

The principal liquidity requirements for our insurance operations are our contractual obligations to contractholders and annuitants. Contractual obligations include payments of claims under outstanding insurance policies and annuities, contract withdrawals and surrender benefits. The primary sources for meeting these contractual obligations are investment activities and cash generated from operating activities. We maintain a committed credit line with an indirect parent, GNA, of $500.0 million to provide liquidity to meet normal variation in cash requirements. The amount outstanding as of December 31, 2006 and 2005 was $31.9 million and $6.5 million, respectively, and was included in other liabilities in the Consolidated Balance Sheets.

The following table sets forth our condensed cash flows for the periods indicated:

	Years ended December 31,
(Amounts in millions)	2006	2005	2004
Net cash from operating activities	$624.1	$469.7	$1,241.0
Net cash from investing activities	(2,869.3)	338.1	(352.4)
Net cash from financing activities	2,114.0	(735.2)	(615.4)

Net increase (decrease) in cash and cash equivalents	$(131.2)	$72.6	$273.2

Cash flows from operating activities are affected by the timing of premiums, fees received, investment income and expenses paid. Principal sources of cash include sales of our products and services. The decrease in cash flows from operating activities in 2006 was primarily the result of the timing of cash settlements of other assets and liabilities.

The decrease in cash from investing activities for the year ended December 31, 2006 was primarily the result of an increase in purchases of investments related to the issuances of $2.3 billion of FABNs and $1.4 billion of non-recourse funding obligations.

Changes in cash from financing activities primarily relate to the issuance and redemption of investment contracts, issuance of non-recourse funding obligations and dividends to our stockholders. Our net change in investment contracts was $1,190.1 million in 2006 compared to $(1,107.3) million in 2005. During 2006, we issued $1,365.0 million of non-recourse funding obligations. We also paid $459.7 million of cash dividends to our stockholders in 2006.

As of December 31, 2006, we had approximately $200.0 million of renewable floating rate funding agreements, which are deposit-type products that generally credit interest on deposits at a floating rate tied to an external market index. Purchasers of renewable funding agreements include money market funds, bank common trust funds and other short-term investors. Some of our funding agreements contain “put” provisions, through which the contractholder has an option to terminate the funding agreement for any reason after giving notice within the contract’s specified notice period. Of the $200.0 million aggregate amount outstanding as of December 31, 2006, $50.0 million had put option features of 180 days.

During 2005, we transferred approximately $499.0 million of investment securities to an affiliated special purpose entity (“SPE”), whose sole purpose is to securitize these investment securities and issue secured notes to various affiliated companies. The securitized investments are owned in their entirety by the SPE and are not available to satisfy the claims of our creditors. The value of those securities was $429.8 million and $483.6 million as of December 31, 2006 and 2005, respectively.

As of December 31, 2006, we had approximately $1,240.8 million of GICs. Substantially all of these contracts allow for the payment of benefits at contract value to ERISA plans prior to contract maturity in the event of death, disability, retirement or change in investment election. We carefully underwrite these risks before issuing a GIC to a plan and historically have been able to effectively manage our exposure to these benefit payments. Our GICs typically credit interest at a fixed interest rate and have a fixed-maturity generally ranging from two to six years. Contracts provide for early termination by the contractholder but are subject to an adjustment to the contract value for changes in the level of interest rates from the time the GIC was issued plus an early withdrawal penalty.

Insurance companies are restricted by states as to the aggregate amount of dividends they may pay to their parent in any consecutive twelve-month period without regulatory approval. Dividends in excess of the prescribed limits or the earned surplus are deemed extraordinary and require formal state insurance department approval. We are able to pay $471.3 million in dividends in 2007 without obtaining regulatory approval.

Capital resources and financing activities

In 2006, our wholly-owned subsidiaries, River Lake Insurance Company, River Lake Insurance Company III and Rivermont Insurance Company I, issued non-recourse funding obligations in the amounts of $300.0 million, $750.0 million and $315.0 million, respectively. As of December 31, 2006 and 2005, there were $2.8 billion and $1.4 billion of non-recourse funding obligations outstanding, respectively. We may issue additional non-recourse funding obligations from time to time to help satisfy our statutory reserve requirements.

Contractual obligations and commercial commitments

We enter into obligations to third parties in the ordinary course of our operations. These obligations, as of December 31, 2006, are set forth in the table below. However, we do not believe that our cash flow requirements can be assessed based upon an analysis of these obligations as the funding of these future cash obligations will be from future cash flows from premiums, deposits, fees and investment income that are not reflected herein. Future cash outflows, whether they are contractual obligations or not, also will vary based upon our future needs. Although some outflows are fixed, others depend on future events. Examples of fixed obligations include our obligations to pay principal and interest on fixed-rate borrowings. Examples of obligations that will vary include insurance liabilities that depend on future interest rates and market performance. Many of our obligations are linked to cash-generating contracts. These obligations include payments to contractholders that assume those contractholders will continue to make deposits in accordance with the terms of their contracts. In addition, our operations involve significant expenditures that are not based upon “commitments.” These include expenditures for income taxes and payroll.

	Payments due by period
(Amounts in millions)	Total	2007	2008-2009	2010-2011	2012 and thereafter
Borrowings and interest(1)	$7,296.5	$31.9	$—	$—	$7,264.6
Insurance liabilities(2)	11,516.6	1,215.5	1,842.8	1,440.4	7,017.9
Securities lending(3)	84.9	84.9	—	—	—
Commercial mortgage loan commitments(4)	23.4	23.4	—	—	—
Limited partnership commitments(4)	86.7	37.9	44.6	4.2	—

Total contractual obligations	$19,008.1	$1,393.6	$1,887.4	$1,444.6	$14,282.5

(1)

Includes principal of our borrowings and non-recourse funding obligations. Any payment of principal of, including by redemption, or interest on, the non-recourse funding obligations is subject to regulatory approval.

(2)

Includes estimated claim and benefit, policy surrender and commissions obligations offset by expected future deposits and premiums on in-force insurance policies and investment contracts. Estimated claim and benefit obligations are based on mortality, morbidity and lapse assumptions comparable with our historical experience. In contrast to this table, our obligations recorded in the Consolidated Balance Sheets do not incorporate future credited interest for investment contracts or tabular interest for insurance policies. Due to the significance of the assumptions used, the amounts presented could materially differ from actual results. We have not included separate account obligations as these obligations are legally insulated from general account obligations and will be fully funded by cash flows from separate account assets. We expect to fully fund the obligations for insurance liabilities from cash flows from general account investments and future deposits and premiums.

(3)	The timing for the return of the collateral associated with our securities lending program is uncertain; therefore, the return of collateral is reflected as being due in 2007.
(4)	Includes amounts we were committed to fund for U.S. commercial mortgage loans and interests in limited partnerships.

Off-Balance Sheet Transactions

We have used off-balance sheet securitization transactions to mitigate and diversify our asset risk position and to adjust the asset class mix in our portfolio by reinvesting securitization proceeds in accordance with our approved investment guidelines.

The transactions we have used involved securitizations of some of our receivables and investments that were secured by commercial mortgage loans, fixed maturities or other receivables, consisting primarily of policy loans. Total securitized assets remaining as of December 31, 2006 and 2005 were $303.7 million and $400.2 million, respectively.

There were no off-balance sheet securitization transactions in 2006, 2005 and 2004.

We have arranged for the assets that we have transferred in securitization transactions to be serviced by us directly, or pursuant to arrangements with a third-party service provider. Servicing activities include ongoing review, credit monitoring, reporting and collection activities.

Financial support is provided under credit support agreements, in which Genworth provides limited recourse for a maximum of $119.0 million of credit losses in such entities. We do not provide any such recourse. Assets with credit support are funded by demand notes that are further enhanced with support provided by GE Capital.

New Accounting Standards

For a discussion of recently adopted and not yet adopted accounting standards, see note 1 in our consolidated financial statements under “Exhibit 99.6—Item 8—Financial Statements and Supplementary Data.”